EXHIBIT 99.1


                         AGREEMENT FOR SALE AND PURCHASE
                         -------------------------------

DATED:            20th March, 2002
BETWEEN: 1.       BROOKLINE LIMITED a company incorporated under the laws of the
                  Commonwealth of The Bahamas with its registered office at
                  Shirlaw House, 87 Shirley Street, Nassau, Bahamas (the
                  "Vendor"); and
         2.       LANDRACE HOLDINGS LTD. another company incorporated under the laws of the Commonwealth of The Bahamas with its registered office at Shirlaw House, 87 Shirley Street, Nassau, Bahamas
                  (the "Purchaser").
WHEREBY IT IS AGREED as follows:
1.       DEFINITIONS:
         "Completion Date" means the close of business on the 22nd day of March, 2002 or such other date as the parties hereto may agree in writing; "Purchase Price" means the sum of Three Million Three Hundred and Ninety-seven Thousand Six Hundred and Forty dollars in the currency of the United States of America (US$3,397,640.00). "Shares" means the 1,682,000 fully paid shares in AHL Services Inc. owned by the Vendor.
1.2 Words denoting the singular number only shall include the plural and vice versa. Words denoting any gender include all genders and words denoting persons shall include firms and vice versa.
2.       SALE AND PURCHASE:
2.1 Subject to the provisions of this Agreement the Vendor shall sell and the Purchaser shall purchase all of the Shares free from any mortgage charge lien sale agreement or any other encumbrance or claim of any kind.
2.2 The purchase price for the Shares shall be the Purchase Price and shall be payable by the Purchaser to the Vendor on the Completion Date.
3.       TITLE:
3.1      The Vendor sells as beneficial owner.
3.2 The title to the Shares shall remain vested in the Vendor until the Purchase Price shall have been paid in full to the Vendor.
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                                                                    EXHIBIT 99.1


4.       COMPLETION:
4.1 Completion of this sale and purchase shall take place on the Completion Date at the chambers of Messrs. Higgs & Johnson, Sandringham House, 83 Shirley Street, Nassau, Bahamas or at such other place as the parties hereto may agree.
4.2 At completion upon payment of the Purchase Price by the Purchaser to the Vendor, the Vendor shall:
         4.2.1 deliver or cause to be delivered to the Purchaser a duly executed share transfer and assignment form or other good and sufficient instruments of assignment or transfer as shall be effective to vest in the Purchaser the Vendor's title and interest to the Shares;
         4.2.2 deliver the original of share certificate no. 0276 for 498,000 shares in AHL Services, Inc.; and
         4.2.3 direct Deutsche Banc Alex. Brown and UBS PaineWebber Incorporated, each acting as custodian of some of the balance of the Shares, to hold such Shares for and on behalf of the Purchaser.
5.       REPRESENTATIONS AND WARRANTIES:
5.1      The Vendor hereby represents and warrants to the Purchaser as follows:
         5.1.1 The Vendor is duly organized and existing and in good standing under the laws of the Commonwealth of The Bahamas and has taken all requisite action and has the corporate power and authority to enter into and perform this agreement and to cause the completion of the transactions herein. This agreement is and all instruments documents and agreements to be executed and delivered to the Purchaser will be the valid and binding obligations of the Vendor.
         5.1.2 The execution and delivery of this agreement and the completion of the transactions hereunder by the Vendor will not conflict with any term or provision of any instrument or agreement to which the Vendor is a party or by which its assets are bound.
         5.1.3 The foregoing representations and warranties will remain true and accurate up to and shall be deemed to be repeated immediately prior to completion.
5.2 The Purchaser hereby represents and warrants to the Vendor mutatis mutandis in respect of itself to the same effect the representations and warranties contained in clause 5.1.
6.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES:
6.1 Notwithstanding the completion of the sale and purchase herein the representations and warranties herein contained shall continue thereafter to subsist for so long as may be necessary for the purpose of giving effect to each and every of those representations and warranties in accordance with the terms hereof.
7.       CLOSING COSTS:
7.1 Each party to this Agreement shall bear its own legal fees and shall bear equally any administrative costs that may be incurred by the above mentioned custodians or in connection with the issue of a new share certificate in favour of the Purchaser as a result of the assignment of the Shares to the Purchaser.
8.       GOVERNING LAW:
8.1 This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of The Bahamas.


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                                                                    EXHIBIT 99.1



                                          AS WITNESS the hand of Lynden Maycock,
                                          the Liquidator of the Vendor,
                                          for and on behalf of the Vendor

                                          /s/ Lynden Maycock
                                          --------------------------------------

Signed and delivered by Lynden Maycock, the Liquidator of BROOKLINE LIMITED, for and on behalf of the said company, in the presence of:


                                          --------------------------------------

                                          AS WITNESS the hand of Surinder Deal,
                                          a director of the Purchaser,
                                          for and on behalf of the Purchaser


                                          /s/ Surinder Deal
                                          --------------------------------------

Signed and delivered by Surinder Deal, a director of LANDRACE HOLDINGS LTD., for and on behalf of the said company, in the presence of:

                                          --------------------------------------


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